Exhibit 10.3
Execution Version

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) effective as of this 28th day of October, 2016 (the “Effective Date”) is made and entered into by and between Nobilis Health Corp., a corporation incorporated under the laws of British Columbia (“NHC”), Northstar Healthcare Acquisitions, LLC, a Delaware limited liability company (the “Company”), and L. Philipp Wall, MD (the “Executive).
RECITALS
WHEREAS, the Executive has valuable knowledge and skills that are important to the success of the Company;
WHEREAS, the Company desires to employ the Executive as its President of Vascular Division and the Executive desires to be so employed by the Company on the terms and conditions set forth in this Agreement;
WHEREAS, the Company is an indirect, wholly-owned subsidiary of NHC; and
WHEREAS, based on NHC’s ownership of the Company, NHC will derive substantial benefit from the Executive serving as an executive of the Company, and the Executive is willing and able to serve is such capacity on such terms and conditions.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
AGREEMENT
1.Position and Duties. The Executive shall serve as President of Vascular Division of the Company, reporting to the Company’s Board of Managers (the “Board”) and NHC’s Board of Directors (the “NHC Board”). During the Employment Period (as defined below), the Executive shall have such duties, responsibilities and authority consistent with his position and as assigned by the Board and/or the NHC Board. The Executive further agrees to use his best efforts to promote the interests of the Company and to devote his full business time and energies to the business and affairs of the Company. The Executive shall work primarily from Phoenix, Arizona, but shall be required to travel from time to time as business necessity requires.
2.Term. Unless early terminated as provided herein, the Company agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions as set forth in this Agreement for the period beginning on the Effective Date and ending on the second (2nd) anniversary of the Effective Date (the “Initial Term”); provided that, at the end of such period this Agreement shall automatically extend for successive one (1) year periods unless the Executive or the Company gives thirty (30) days’ notice of his or its intent not to renew this Agreement (a “Non-Renewal Notice”) (such period, as may be extended as provided above or terminated earlier as provided below, the “Employment Period”). Upon the terms and conditions set forth herein, either party may terminate the Executive’s employment with the Company (therefore terminating the Employment Period) prior to the expiration of the Employment Period.
3.Compensation and Related Matters.
(a)    Base Salary. As compensation for services rendered hereunder, the Executive shall initially receive a salary of $300,000.00 annually (the “Base Salary”), which shall be paid in accordance with the Company’s then prevailing payroll practices; provided that, the Base Salary may be adjusted upward from time to time as determined by the Board it its discretion. The annualized amount of the Base Salary is set forth herein as a matter of convenience and shall not be deemed or interpreted as an agreement by the Company to employ the Executive for any specific period of time.
(b)    Annual Bonus. Beginning in calendar year 2016 and for each full calendar year thereafter that the Executive is employed by Company hereunder, Executive will be eligible to receive an annual, discretionary bonus of up to one hundred percent (100%) of the Base Salary (the “Bonus”), based upon achievement of individual and corporate performance objectives as reasonably determined by the Compensation, Nominating and Corporate Governance Committee of the NHC Board (the “Compensation Committee”) in consultation with the Executive. Such performance objectives shall be established by the NHC Board by no later than March 1st of each calendar year that Executive is employed hereunder. The amount of the Bonus, if any, will be determined by the Compensation Committee in its reasonable discretion. Whether the Executive receives a Bonus and the amount of any such Bonus will be based on whether the Executive and/or Company fail to achieve or achieves the aforementioned performance objectives, as determined as set forth above. The Bonus will be deemed earned provided that the Executive is employed as of December 31st of the calendar year to which the performance objectives relate. The Bonus, if any, will be paid no later than March 15th of the year following the year to which the performance objectives relate.
(c)    Stock Options. As additional compensation, the Executive will participate in NHC’s stock option plan. NHC will issue to Executive, pursuant to the terms of the First Amended Stock Option Plan (the “Plan”) and subject to approval by the NHC Board, stock options to purchase Two Hundred Thousand (200,000) shares of Common Stock of NHC (the “Options”). During the Initial Term, NHC will issue fifty percent (50%) of the Options on or about the first anniversary of the Effective Date and the remaining fifty percent (50%) of the Options on or about the second anniversary of the Effective Date. The strike price for each option will be the lowest price permissible pursuant to both the Plan, as amended from time to time, and the rules of the stock exchange upon which NHC’s common stock is traded.
(d)    Business Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him in performing his services to the Company, in accordance with the policies and procedures then in effect and established by the Company for its senior executives.
(e)    Other Benefits. The Executive shall be entitled to participate in all incentive, savings and retirement plans, all welfare benefit plans and all other perquisites of employment on the same terms and conditions generally available to other executives of the Company having comparable rank, authority and seniority to the Executive. The Executive understands that, except when prohibited by applicable law, the Company’s benefit plans and fringe benefits may be cancelled, changed, modified, replaced, terminated, or amended by the Company from time to time in its sole discretion.
(f)    Vacation. Subject to the Company’s vacation policies as in effect from time to time, the Executive may accrue up to twenty (20) days of vacation per year, to be scheduled to minimize disruption to the Company’s operations. Vacation shall accrue ratably at the conclusion of each month and may not be carried over from one calendar year to the next. In addition, the Company’s scheduled holidays when the Company’s corporate offices are not generally open for business shall not count against the Executive’s vacation days.
(g)    Withholding. All amounts payable to the Executive under this Section 3 shall be subject to all required federal, state and local withholding, payroll and insurance taxes.
4.    Termination. The Executive’s employment may be terminated and this Agreement terminated under the following circumstances:
(a)    Death. The Executive’s employment hereunder shall terminate upon his death.
(b)    Disability. The Company may terminate the Executive’s employment upon written notice if the Executive becomes subject to a Disability. For purposes of this Agreement, “Disability” means, to the extent consistent with applicable disability law, the Executive’s incapacity or inability to perform the Executive’s duties and responsibilities as contemplated herein for a period of ninety (90) consecutive calendar days or one hundred and eighty (120) non-consecutive calendar days within any rolling twelve (12) month period, because the Executive’s physical or mental health has become so impaired as to make it impossible or impractical for Executive to perform the duties and responsibilities contemplated hereunder. Determination of Executive’s physical or mental health will be determined by the Board after consultation with a medical expert appointed by the Board who has examined Executive. Executive hereby consents to such examination and consultation regarding his health and ability to perform as aforesaid.
(c)    Termination by the Company for Cause. The Company may terminate the Executive’s employment for Cause immediately upon written notice. For purposes of this Agreement, “Cause” shall mean the Executive’s: (i) having committed, only intentionally or through gross negligence, wrongful damage to tangible or intangible property of the Company or its parents, subsidiaries or other affiliates; (ii) commission of, conviction of, or plea of guilty or nolo contendere to, a felony (excluding minor traffic violations) or other crime involving moral turpitude; (iii) engaging in fraud, misappropriation, dishonesty or embezzlement in connection with the business, operations or affairs of the Company (including without limitation any business done with clients, customers, or vendors); (iv) material breach of this Agreement (including, without limitation, any breach of Section 8 and/or Section 9 of this Agreement which breach shall be deemed “material” for purposes of this Section 4(c)(iv)) or any other agreement between the Executive and the Company; (v) willful misconduct or gross negligence that is materially injurious to the business or reputation of the Company; (vi) violation of any of the material policies or practices of the Company (including but not limited to discrimination or harassment); or (vii) material failure or refusal to perform, or gross incompetence in the performance of, the duties and obligations delegated to the Executive commensurate with the Executive’s position as an employee of the Company; provided that “Cause” shall not be deemed to have occurred pursuant to subsections (iv), (vi) or (vii) hereof unless the Executive has first received written notice specifying in reasonable detail the particulars of such grounds and that the Company intends to terminate the Executive’s employment hereunder for such grounds, and either (1) if such grounds are reasonably capable of being cured within thirty (30) days, the Executive has failed to cure such grounds within a period of thirty (30) days from the date of such notice, or (2) within a period of thirty (30) days from the date of such notice Executive presents any applicable facts or explanation to the Company that such breach was not material and the Company, in its sole discretion, does not agree to waive such breach (the “Cause Cure Period”).
(d)    Termination by the Company Without Cause. The Company may terminate the Executive’s employment at any time without Cause upon thirty (30) days prior written notice. During the 30-day notice period, the Executive shall remain an active employee of the Company and will be expected to continue to perform his duties in a satisfactory manner, and in compliance with all of the Company’s policies and procedures. However, the Company may, at its sole discretion, both place the Executive on paid leave and suspend all of his duties and powers for all or part of the applicable notice period.
(e)    Termination by the Executive without Good Reason. The Executive may terminate his employment at any time without “Good Reason” (as defined below), upon thirty (30) days prior written notice. During the 30-day notice period, the Executive shall remain an active Company employee and will be expected to continue to perform his duties in a satisfactory manner, and in compliance with all of the Company’s policies and procedures. However, the Company may, at its sole discretion, either place the Executive on unpaid leave or suspend all of his duties and powers for all or part of the applicable notice period.
(f)    Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason. For purposes of this Agreement, “Good Reason” means: (i) a material reduction in the Executive’s Base Salary (other than as a result of a broad-based reduction of salary similarly affecting other Company executives having comparable rank, authority and seniority); (ii) a material adverse change by the Company in the Executive’s authority or responsibilities which causes the Executive’s position with the Company to become of less authority or responsibility than his position immediately prior to such change; or (iii) a change in the principal location at which the Executive performs his duties for the Company to a new location that is at least forty (40) miles from the prior location; provided that, within ninety (90) days of the Company’s act or omission giving rise to a resignation for Good Reason, the Executive notifies the Company in writing of the act or omission, the Company fails to correct the act or omission within thirty (30) days after receiving the Executive’s written notice (the “Good Reason Cure Period”), and the Executive actually terminates his employment, which the Executive may do immediately upon providing written notice, within sixty (60) days after the date the Company receives the Executive’s notice.

(g)    Expiration of the Employment Period. This Agreement and Executive’s employment hereunder shall automatically terminate upon the expiration of the Employment Period if a Non-Renewal Notice is provided by either party pursuant to the terms of Section 2 above.
(h)    Date of Termination. The “Termination Date” means: (i) if the Executive’s employment is terminated by his death under Section 4(a), the date of his death; (ii) if the Executive’s employment is terminated on account of his Disability under Section 4(b), the date set forth in the Company’s written termination notice to the Executive; (iii) if the Company terminates the Executive’s employment for Cause under Section 4(c), the date on which the Company provides the Executive a written termination notice, unless the circumstances giving rise to the termination are subject to the Cause Cure Period, in which case the date on which the Company provides the Executive a written termination notice following the end of the Cause Cure Period; (iv) if the Company terminates the Executive’s employment without Cause under Section 4(d), thirty (30) days after the date on which the Company provides the Executive a written termination notice; (v) if the Executive resigns his employment without Good Reason under Section 4(e), thirty (30) days after the date on which the Executive provides the Company a written termination notice; (vi) if the Executive resigns his employment with Good Reason under Section 4(f), the date on which the Executive provides the Company a written termination notice following the end of the Good Reason Cure Period; and (vii) if either party provides a Non-Renewal Notice pursuant to Section 2 above, the date on which the Employment Period expires.
5.    Compensation upon Termination.
(a)    Termination by the Company for Cause, upon the Executive’s Death or Disability, by the Executive without Good Reason or upon the Expiration of the Employment Period. If the Executive’s employment with the Company is terminated pursuant to Sections 4(a), (b), (c) (e), or (g), the Company shall pay or provide to the Executive (or to his beneficiary or estate) the following amounts through the Termination Date: (i) any earned but unpaid Base Salary; (ii) any accrued, but unused vacation time; and (iii) any unpaid expense reimbursements accrued prior to the Termination Date (the “Accrued Obligations”) on or before the time required by law but in no event more than thirty (30) days after the Executive’s Termination Date. In addition to the amounts above, (I) upon a termination based upon the Executive’s Disability, the Executive shall also be entitled to disability benefits pursuant to the Company’s applicable disability policies and plans, in accordance with the terms thereof, and (II) if the Executive’s employment with the Company is terminated pursuant to Section 4(g) after the Company provides a Non-Renewal Notice prior to the expiration of the Initial Term, then the Company shall pay the Executive an amount equal to the Executive’s monthly Base Salary in monthly installments for twelve (12) months after expiration of the Employment Period, such payments to be made in accordance with Company’s normal payroll practices, less all customary and required taxes and employment-related deductions (the “Severance”).
(b)    Termination by the Company Without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d), the Executive terminates his employment for Good Reason as provided in Section 4(f), then the Executive shall be eligible to receive the following:

(i)    the Company shall pay the Executive the Accrued Obligations earned through the Termination Date (payable at the time provided for in Section 5(a)); and
(ii)    the Company shall pay the Executive an amount equal to the Executive’s monthly Base Salary in monthly installments for the remainder of what would have been the expiration of the Initial Term if the termination occurs prior to the first anniversary of the commencement of the Initial Term, and otherwise for twelve (12) months after the termination of the Employment Period, such payments to be made in accordance with Company’s normal payroll practices, less all customary and required taxes and employment-related deductions (such amounts shall be included in the definition of Severance).
(c)    Release; Payment. Payment of the Severance shall be conditioned on (a) the Executive’s compliance with Sections 8 and 9 of this Agreement, (b) the Executive’s return of all Company and NHC property, data and documents to the Company as of the Termination Date, and (c) the Executive executing and delivering to the Company a separation agreement containing a full release of all claims that the Executive may have against the Company, its parents, subsidiaries and affiliates and each of their respective directors, officers, employees and agents (collectively, the “Company Released Parties”) and a full release of all claims that the Company Released Parties may have against the Executive, his family members and affiliates and each of their respective directors, officers, employees and agents, in a form acceptable to the Company (the “Release”). The Release must become enforceable and irrevocable on or before sixtieth (60th) day following the Termination Date. If the Executive fails to execute without revocation the Release, he shall be entitled to the Accrued Obligations only and no other benefits under Section 5(b). The continued salary provided under Section 5(b)(ii) shall be paid in accordance with the Company’s normal payroll practices and shall commence on the next payroll date falling after the date the Release becomes enforceable and irrevocable. If, however, the sixty (60) day period in which the Release must become enforceable and irrevocable begins in one taxable year of the Executive and ends in the following year, the Company shall commence payment of the continued salary in the second year on the first payroll date falling on the later of (i) January 1, and (ii) the date on which the Release becomes effective and irrevocable. The first payroll shall include, however, all amounts that would otherwise have been paid to the Executive between the Termination Date and the Executive’s receipt of the first installment.
(d)    Section 409A Compliance.
(e)    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(f)    To the extent that any of the payments or benefits provided for in Section 5(b) are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the Code, the following interpretations apply to Section 5: Any termination of the Executive’s employment triggering payment of benefits under Section 5(b) must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company, or any of its parents, subsidiaries or affiliates, at the time the Executive’s employment terminates), any benefits payable under Section 5 that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 7(b) shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs. Further, if the Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 5 that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (i) the business day following the six-month anniversary of the date his separation from service becomes effective, and (ii) the date of the Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (x) the business day following the six-month anniversary of the date his separation from service becomes effective, and (y) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under Section 5(b) of this Agreement. It is intended that each installment of the payments and benefits provided under Section 5(b) of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.
(g)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(h)    The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

6.    Confidential Information, Non-Competition and Non-Solicitation.
(a)    Confidential Information. As used in this Agreement, “Confidential Information” means any information belonging to the Company and NHC and its and their parents, subsidiaries or affiliates (each, an “Interested Party”), including, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know‑how; drawings, specifications, algorithms, designs, processes or formulae; software; firmware; market or sales information or plans; supplier lists (including their contact information, costs and pricing); customer lists (including past, current and potential customers, their contact information, preferences and purchase history); costs and pricing information and strategies; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by an Interested Party. Confidential Information includes information developed by the Executive in the course of the Executive’s employment with the Company, as well as other information to which the Executive may have access in connection with his employment. Confidential Information also includes the confidential information of others disclosed to Executive and with which an Interested Party has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 8(b).
(b)    Confidentiality. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose for his own benefit or the benefit of any other Person any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.
(c)    Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by an Interested Party or are produced by the Executive in connection with the Executive’s employment with the Company will be and remain the sole property of the respective Interested Party. The Executive will return to the Interested Party all such materials and property as and when requested by the Interested Party. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain any such material or property or any copies thereof after the termination of his employment.
(d)    Defend Trade Secrets Act. Notwithstanding anything to the contrary in  Sections 8(a), (b) and (c) above, Executive acknowledges that the federal Defend Trade Secrets Act (the “DTSA”) provides that an individual shall not be held criminally or civilly liable for the disclosure of a trade secret that is made (i) in confidence to a government official or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, Executive acknowledges that the DTSA provides that an individual who files a retaliation lawsuit against an employer for reporting a suspected violation of law may disclose a trade secret to his/her attorney and use the trade secret information in court, but only if the individual

(x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.
(e)    Non-Competition. From the Effective Date through the twelve (12) month anniversary of the Termination Date, regardless of the reason for the termination (the “Restricted Period”), the Executive will not, directly or indirectly (whether as an owner, principal, employee, agent, consultant, independent contractor, partner or otherwise), anywhere in the State of Arizona, State of Texas or any other State in which the Company has a facility at which medical practitioners treat patients with venous diseases and provide a range of other vascular, radiology and podiatry services on or prior to the Termination Date (the “Restricted Territory”):
(i)    engage in any business in competition with the Company’s business; provided, however, Executive, may own, solely as an investment, securities in any entity that is in competition with the Company’s business if (A) Executive does not, directly or indirectly, beneficially own more than 2% in the aggregate of such class of securities, (B) such class of securities is publicly traded and (C) Executive has no active participation in such entity;
(ii)    solicit business of the same or similar type being carried on by the Company from any person or entity known by Executive to be a customer of the Company’s business;
(iii)    request any past, present or future customer or supplier of the Company’s business to curtail or cancel its business with the Company;
(iv)    solicit, employ or otherwise engage as an employee or independent contractor any person who is an employee or independent contractor of the Company’s business, unless such person’s employment or engagement with the Company (A) was terminated by the Company, or (B) ended more than 12 months prior to the date of solicitation, employment or engagement;
(v)    induce or attempt to induce any employee or independent contractor of the Company’s business to terminate their employment or engagement with the Company; provided, however, it shall not constitute a breach of the foregoing if any person or entity which employs or otherwise engages the Executive solicits and/or hires an employee or former employee of the Company’s business through a general solicitation not directed at such employee or former employee, and further provided the Executive does not have hiring authority or influence over hiring for the applicable position; or
(vi)    unless otherwise required by law, subject to the confidentiality provisions of this Agreement, disclose to any person or entity details of the organization or business affairs of the Company, any names of past or present customers of the Company, any trade secrets of the Company, or any other non-public information concerning the Company or its affairs; notwithstanding the foregoing, Owner may publically disclose information related to or arising from the filing, prosecution, and enforcement of intellectual property rights pertaining to the Excluded Assets (as defined in that certain Amended and

Restated Purchase Agreement dated October __, 2016 to which NHC, Company and Executive are parties (the “Purchase Agreement”)).
Notwithstanding anything to the contrary above in this Section 8(e), (i) this Section 8(e) shall not restrict the Executive from providing medical services as a physician in private medical practice to any of the past, present or future patients or customers of the Company’s business, provided the Executive does not use any marketing or advertising directed at such past, present or future patients, (ii) this Section 8(e) shall not restrict the Executive and his affiliates from leasing any real property, including real property no longer leased by the Company and its affiliates, to any third party, including any third party that may be competitive with the Company’s business, (iii) the Executive and his affiliates shall be permitted to license the patents and trademarks set forth on Exhibit A hereto as permitted under the Purchase Agreement.
(f)    Reasonableness of Restrictions. Executive agrees that the covenants set forth in this Section 8 are drafted to and are intended to comply with and be enforceable under Texas Business & Commerce Code Section 15.50(a) and other applicable laws and regulations. The Executive recognizes and acknowledges that: (i) the types of employment which are prohibited by this Section 8 are narrow and reasonable in relation to the skills which represent the Executive’s principal salable asset both to Company and to other prospective employers; and (ii) the specific but broad temporal and geographical scope of this Section 8 is reasonable, legitimate, and fair to the Executive in light of the Company’s need to market and sell its products and services in a large geographic area in order to maintain a sufficient customer base and the limited restrictions on the type of employment prohibited herein compared to the types of employment for which the Executive is qualified to earn his livelihood.
(g)    Effect of Breach. In the event that the Executive breaches any of the terms described in Section 8(e) above, the Executive acknowledges and agrees that the Restricted Period shall be tolled and shall not run during the time that the Executive is in breach of such obligations; provided that, the Restricted Period shall begin to run again once the Executive has ceased breaching the terms of Sections 8(e) and is otherwise in compliance with his obligations described therein.
7.    Intellectual Property.
(a)    All creations, inventions, ideas, designs, copyrightable materials, trademarks, and other technology and rights (and any related improvements or modifications), whether or not subject to patent or copyright protection (collectively, “Creations”), relating to any activities of the Company which are conceived by the Executive or developed by the Executive in the course of his employment with the Company, whether conceived alone or with others and whether or not conceived or developed during regular business hours, and if based on Confidential Information, after the termination of the Executive’s employment, shall be the sole property of the Company and, to the maximum extent permitted by applicable law, shall be deemed “works made for hire” as that term is used in the United States Copyright Act.
(b)    To the extent, if any, that the Executive retains any right, title or interest with respect to any Creations delivered to the Company or related to his employment with the Company, the Executive hereby grants to the Company an irrevocable, paid-up, transferable, sub-licensable, worldwide right and license: (i) to modify all or any portion of such Creations, including, without limitation, the making of additions to or deletions from such Creations, regardless of the medium (now or hereafter known) into which such Creations may be modified and regardless of the effect of such modifications on the integrity of such Creations; and (ii) to identify the Executive, or not to identify him, as one or more authors of or contributors to such Creations or any portion thereof, whether or not such Creations or any portion thereof have been modified. The Executive further waives any “moral” rights, or other rights with respect to attribution of authorship or integrity of such Creations that he may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.
(c)    The Executive will promptly inform the Company of any Creations. The Executive will also allow the Company to inspect any Creations he conceives or develops within one year after the termination of his employment for any reason to determine if they are based on Confidential Information. The Executive shall (whether during his employment or after the termination of his employment) execute such written instruments and do other such acts as may be necessary in the opinion of the Company or its counsel to secure the Company’s rights in the Creations, including obtaining a patent, registering a copyright, or otherwise (and the Executive hereby irrevocably appoints the Company and any of its officers as his attorney in fact to undertake such acts in my name). The Executive’s obligation to execute written instruments and otherwise assist the Company in securing its rights in the Creations will continue after the termination of his employment for any reason. The Company shall reimburse the Executive for any out-of-pocket expenses (but not attorneys’ fees) he incurs in connection with his compliance with this Section 9(c).
(d)    This Section 9 shall not apply in any manner to the patents identified on Exhibit A hereto and to related intellectual property, and the Executive shall have not obligations under this Section 9 with respect thereto.
8.    Specific Acknowledgements Regarding Sections 8 and 9.
(a)    Survival. The Executive’s acknowledgments and agreements set forth in Sections 8 and 9 shall survive the termination of the Executive’s employment with Company for any reason.
(b)    Severability. The parties intend Sections 8 and 9 of this Agreement to be enforced as written. However, if any portion or provision of such sections shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of such sections, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each remaining portion and provision of such sections shall be valid and enforceable to the fullest extent permitted by law.
(c)    Modification And Blue Pencil. The parties agree and intend that the covenants contained in Sections 8 and 9 of this Agreement shall be deemed to be a series of separate covenants and agreements, and if any provision of such sections shall be adjudicated to be invalid or unenforceable, such provision, without any action on the part of the parties hereto, shall be deemed amended to delete (i.e., “blue pencil”) or modify the portion adjudicated to be invalid or unenforceable, to the extent necessary to cause the provision as amended to be valid and enforceable.
(d)    Irreparable Harm. The Executive expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions of Sections 8 or 9 of this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, the Executive hereby agrees that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Sections 8 or 9, without having to post bond.
(e)    Covenants Enforceable Upon Material Job Change. The Executive acknowledges and agrees that if he should transfer between or among any affiliates or subsidiaries of the Company, wherever situated, or be promoted, demoted, reassigned to functions other than his present functions, or have his job duties changed, altered or modified in any way, all terms of Sections 8 and 9 of this Agreement shall continue to apply with full force and effect.
(f)    Impact of Breach on Severance. The Executive hereby expressly acknowledges and agrees that if he breaches any of the terms and/or conditions set forth in Section 8 and/or Section 9 of this Agreement following a termination of his employment either by the Company without Cause or by the Executive for Good Reason, then, in addition to the relief described in Section 10(d) above, (i) the Company shall cease providing the Executive with any further Severance as of the date of such breach, (ii) the Company shall not be obligated to provide the Executive with, and the Executive shall not be eligible or otherwise entitled to receive, any further Severance, (iii) the Company’s obligation to provide the Executive with the Severance shall be null and void, and of no further force or effect, and (iv) the Company shall be entitled to recover, and the Executive shall be obligated to repay to the Company, any Severance previously provided to the Executive by the Company prior to the date of the Executive’s breach of Section 8 and/or Section 9 of this Agreement (as applicable).
(g)    Disclosure to Future Employers. The Executive shall provide, and the Company, in its discretion, may similarly provide, a copy of the covenants contained in Section 8 and Section 9 of this Agreement to any competitive business or enterprise which the Executive may, directly or indirectly, own, manage, operate, finance, join, control or in which the Executive may participate in the ownership, management, operation, financing, or control, or with which the Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.
9.    Disputes.
(a)    Except as set forth in Section 11(b), any controversy, dispute or claim arising out of or in connection with this Agreement, the Executive’s employment, and/or the termination of the Executive’s employment (including, but not limited to, disputes and/or claims involving wrongful termination, breach of contract, breach of the implied covenant of good faith and fair dealing, discrimination or harassment claims within the jurisdiction of the Equal Employment Opportunity Commission, and/or wage and hour disputes brought under Texas law or the Federal

Fair Labor Standards Act) shall, to the fullest extent permitted by law, be settled exclusively by arbitration before a single arbitrator appointed by the American Arbitration Association (“AAA”) in Houston, Texas (applying Texas law) under the National Rules for the Resolution of Employment Disputes of the AAA, as may be amended from time to time. Pursuant to applicable law, the Company and the Executive will share the AAA administrative fees, the arbitrator’s fee and expenses. All claims and defenses which could be raised before a court must be raised in arbitration and the arbitrator shall apply the law accordingly. The arbitrator shall issue a written decision setting forth the essential findings and conclusions in sufficient detail to permit judicial review to the extent permitted by law. The decision or award of the arbitrator shall be final and binding upon the parties. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Any relief or recovery based on any claims arising out of the Executive’s employment, cessation of employment, including but not limited to, any claim of unlawful harassment or discrimination, shall be limited to that awarded by the arbitrator.
(b)    Notwithstanding the foregoing, the Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in Sections 8 or 9 of this Agreement, and that in any event, money damages would be an inadequate remedy for any such breach. Accordingly, if the Executive breaches, or threatens to breach, Sections 8 or 9 of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to a temporary and preliminary injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company from any court having competent jurisdiction over the Executive, provided that any other relief shall be pursued through an arbitration proceeding pursuant to Section 11(a).
(c)    To the extent that any court action is permitted consistent with or to enforce this Section 11, the parties hereby consent to the jurisdiction of the United States District Court for the Southern District of Texas, or if that court is unable to exercise jurisdiction for any reason, the Civil Court for Harris County, Texas. Accordingly, with respect to any such court action, the Executive: (i) submits to the personal jurisdiction of these courts; (ii) consents to service of process under the notice provisions set forth in Section 15; (iii) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process; and (iv) waives any objection to jurisdiction based on improper venue or improper jurisdiction.
(d)    BOTH THE COMPANY AND THE EXECUTIVE HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW.
10.    Integration. This Agreement, together with any schedules and exhibits hereto, constitutes the entire agreement of the Parties with respect to the subject matter thereof, and supersede all prior agreements with respect thereto.
11.    Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which the Executive is principally involved. The Executive may not assign the Executive’s rights and obligations under this Agreement without the prior written consent of the Company.
12.    Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained in this Agreement, including, without limitation, the terms of Sections 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18 and 19.
13.    Notices. All communications under this Agreement will be in writing and will be given or made (and will be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as will have specified by like notice): to the Executive, at the last address the Executive has filed in writing with the Company or, in the case of the Company and NHC, to Northstar Healthcare Acquisitions, LLC, 11700 Katy Freeway, Suite 300, Houston, TX 77079, Attention: Matthew Maruca.
14.    Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Waiver of any provision of this Agreement will be effective only if in writing and signed by the party waiving the provision and, unless expressly provided, will not be a waiver of any subsequent breach or a waiver of any other provision of this Agreement (regardless of whether similar).
15.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Texas applicable to contracts executed and performed entirely therein, without regard to the principles of choice of law or conflicts or law of any jurisdiction.
16.    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to this Agreement in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Facsimile signatures or .pdf copies shall be deemed the same as originals.
17.    Severability. If any term of this Agreement is held illegal or incapable of being enforced by any rule of law or public policy, all other terms of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.
[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.
Northstar Healthcare Acquisitions, LLC
By:     /s/ Harry Fleming
Name: Harry Fleming
Title: Chief Executive Officer

Nobilis Health Corp.
By:    /s/ Harry Fleming
Name: Harry Fleming
Title: Chief Executive Officer

L. Philipp Wall, M.D.
/s/ L. Philipp Wall, M.D.